EXHIBIT 4.1

[FORM OF WAIVER]

December 10, 2009

Pzena Investment Management, LLC

120 West 45th Street, 20th Floor

New York, NY 10036

Re:                               [Principal Amount] Pzena Investment Management, LLC Senior Subordinated Note Dated October 28, 2008 (the “Note”)

Dear Sirs:

In accordance with Section 10 of the Note, I hereby irrevocably waive Section 2 “Restricted Payments,” insofar as such section prohibits the payments of cash dividends by the Company, and further, I irrevocably waive Section 7 “Payment Pro Rata To All Lenders,” to allow the Company to repay the notes to Milestone Associates, L.L.C., and Amelia Jones Feinberg.

Very truly yours,

[Note Holder]

[Signatory]

ACKNOWLEDGED AND AGREED:

PZENA INVESTMENT MANAGEMENT, INC.

Gregory S. Martin
Chief Financial Officer